Exhibit 10.70

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on March 26, 2013 by and among COLE CREDIT PROPERTY TRUST III, INC., a Maryland corporation (the “Company”), COLE REIT III OPERATING PARTNERSHIP, LP (the “Partnership”) and Marc T. Nemer (the “Executive” and, together with the Company and the Partnership, the “Parties”), effective as of the date of the consummation (the “Effective Date”) of the transactions (the “Transactions”) described in the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, CREInvestments, LLC (“Merger Sub”), Cole Holdings Corporation (“Holdings”) and Christopher H. Cole, dated as of March 5, 2013.
WHEREAS, the Executive is currently serving as President and Chief Executive Officer of Holdings; and
WHEREAS, pursuant to the Transactions, Holdings will be merged into Merger Sub, with Merger Sub surviving; and
WHEREAS, in connection with the Transactions, and subject to the consummation thereof, the Company and the Partnership desire to enter into this Agreement, effective on the Effective Date, pursuant to which the Company shall employ the Executive as its President and Chief Executive Officer on the terms and conditions and for the consideration hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and the Partnership, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2016 (the “Original Term”). Upon the expiration of the Original Term and on each anniversary thereafter (each an “Extension Date”), the term of this Agreement shall be extended automatically for one (1) year (such extension period, the “Renewal Term”), unless either the Company or the Executive provides a Notice of Termination (as defined below) at least three (3) months prior to the Extension Date that this Agreement shall not be extended prior to the applicable Extension Date. Unless the Executive is terminated earlier pursuant to Section 3, the Original Term and any Renewal Terms will constitute the “Employment Period.” In the event that the Merger Agreement is terminated or the Effective Date does not occur, this agreement shall be null and void ab initio.
2.Terms of Employment.
(a)Position, Duties and Authority. (i) During the Employment Period, the Executive shall serve the Company as its President and Chief Executive Officer, shall perform customary and appropriate duties for the Company and the Partnership as may be reasonably assigned to the Executive from time to time by the Executive Chairman of the Board of Directors of the Company (the “Board”) or the Board, and shall report to the Executive Chairman and the Board. The Executive's primary office will be in the Phoenix, Arizona metropolitan area, and the Executive will be expected to travel as reasonably required in order to perform his duties. The location of the Executive's primary office may be changed by the mutual written consent of the Board and the Executive.
(ii)During the Employment Period, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and the Partnership and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive shall not be permitted to participate or invest in or manage any for-profit business activity or venture not arising in connection with the performance of his duties pursuant to this Agreement; provided, however, that it shall not be a violation of this Agreement for the Executive to (i) with the prior written approval of the Board, serve on the boards of directors of for-profit companies, (ii) serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or teach at educational institutions and manage personal investments and (iii) manage, use, allocate or invest any personal or family assets or investments, so long as, in the case of activities described in the preceding clauses (i), (ii) and (iii), such activities do not significantly interfere with the performance of the Executive's responsibilities in accordance with this Agreement or otherwise create a conflict of interest or breach of this Agreement.
(b)Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive a base salary in an annualized amount of $625,000 (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company's payroll policies in effect from time to time. The Annual Base Salary will be reviewed annually and will be subject to increase (but not decrease) during the Employment Period.
(ii)Annual Bonus. For each fiscal year or portion of a fiscal year of the Company during the Employment Period, the Executive shall be eligible to be awarded an annual incentive bonus (the “Annual Bonus”). The target Annual Bonus for each such fiscal year during the Employment Period shall be 150% of the Annual Base Salary (the “Target Bonus”), and the maximum Annual Bonus for each such fiscal year during the Employment Period shall be 300% of the Annual Base Salary. For the avoidance of doubt, the Annual Bonus in respect of the 2013 calendar year shall not be prorated (provided that no pro-rata 2013 bonus is paid prior to, or on, the Effective Date). Each Annual Bonus shall be based upon the attainment of performance metrics determined by the Board (or a committee thereof) after consultation with the Executive and consistent with the Company's then-current operating budgets. Each Annual Bonus shall be paid on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two-and-a-half (2-1/2) months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(iii)Equity Awards. On the Effective Date, the Executive shall be granted compensatory equity awards denominated in, or the value of which is derived from, common stock of the Company (“Equity Awards”) with an accounting expense value equal to $6,000,000 on mutually agreed upon terms and conditions, taking into account the advice of a nationally-known independent compensation consultant and benchmarking of equity-based awards granted to the chief executive officers of peer companies of the Company. In addition, beginning with the 2015 fiscal year, the Executive shall be eligible to receive an annual Equity Award (the “Annual Equity Grant”). In respect of the Annual Equity Grants, the type of Equity Awards granted to the Executive and the terms of such Equity Awards regarding vesting, payment, effect of termination of employment under various circumstances and otherwise, as well as the value of the Equity Awards, shall be established by the Board (or a committee thereof), taking into account the advice of a nationally-known independent compensation consultant and benchmarking of equity-based awards granted to the chief executive officers of peer companies of the Company; provided that such terms shall be no less favorable than the terms of any equity grants made to other senior officers of the Company.
(iv)Health and Other Benefits. During the Employment Period, the Executive (and the Executive's family) shall be eligible for participation in, and receive benefits under, health plans, practices, policies and programs, and other employee benefit arrangements, provided by the Company to the same extent as provided generally to other senior executives of the Company during the Employment Period. The Company reserves the right to amend or cancel any such plan, practice, policy, program or arrangement in its sole discretion, subject to the terms thereof and applicable law.
(v)Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company from time to time. The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law.
(vi)Vacation. During the Employment Period, the Executive shall be entitled to receive vacation benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company from time to time, provided that, notwithstanding the foregoing, the Executive shall be entitled to receive at least four (4) weeks of paid vacation per year.
(vii)Indemnification. During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent applicable to any other member of the Board or officer of the Company. In addition, the Company agrees to continue and maintain, at the Company's sole expense, a directors' and officers' liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering Board members and senior officers of the Company from time to time.
(viii)Expenses. The Company shall reimburse the Executive for any reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of the Executive's services under this Agreement, subject and pursuant to the Company's reimbursement policies, if any, as in effect from time to time; provided, however, that in all circumstances the Executive shall document or substantiate such expenses to the reasonable satisfaction of the Company; and provided further, that all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during the Employment Period, (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
3.Termination of Employment.
(a)Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with a Notice of Termination (as defined below) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) calendar day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within thirty (30) calendar days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 120 consecutive calendar days or 180 calendar days within any twelve (12)-month period as a result of incapacity due to mental or physical illness.
(b)Cause. The Company may terminate the Executive's employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive's:
(ii)    willful and continued failure to substantially perform his duties with the Company or the Partnership or to follow the lawful instructions of the Board (other than any failure resulting from incapacity due to physical or mental illness), unless the Executive has cured such failure (to the extent that such failure is curable) within thirty (30) days following his receipt of written notice from the Board specifying with particularity the alleged failure;
(iii)willful and knowing engagement in illegal conduct the result of which is materially and demonstrably injurious to the Company;
(iv)material breach of the confidentiality provisions and restrictive covenants set forth in Sections 7 and 8 of the Agreement, unless the Executive has cured such breach (to the extent that such breach is curable) within thirty (30) days following his receipt of written notice from the Board specifying with particularity the alleged breach;
(v)conviction of, or entry of a plea of guilty or nolo contendere with respect to, (A) a felony (other than with respect to driving under the influence) or (B) a crime involving moral turpitude, fraud, forgery, embezzlement, or similar conduct, in case of clause (B) the result of which is materially and demonstrably injurious to the Company;
(vi)willful and knowing material violation of any material rules or regulations of any governmental or regulatory body that are material to the business of the Company or the Partnership, the result of which is materially and demonstrably injurious to the Company; or
(vii)willful failure to cooperate, if requested by the Board, with any material investigation or inquiry authorized by the Board, the Securities and Exchange Commission or another governmental body into the Executive's, the Company's or the Partnership's illegal or improper activities, including, but not limited to, the Executive's refusal to be deposed or to provide testimony at any trial or inquiry (other than in the exercise of the Executive's rights under the Fifth Amendment to the U.S. Constitution), unless the Executive has cured such failure within thirty (30) days following his receipt of written notice from the Board specifying with particularity the alleged failure.
For purposes of this definition, no act or omission by the Executive will be “willful” unless it is made by the Executive in bad faith or without a reasonable belief that such act or omission was in the best interests of the Company. For the avoidance of doubt, an act or omission shall not be considered as willful where the Executive has acted in a manner consistent with specific advice of outside counsel to the Company or at a resolution of the Board (or a committee thereof). Cause shall not exist unless the Board describes the basis for the events, circumstances, or conditions alleged to constitute grounds for Cause in reasonable detail in a Notice of Termination (as defined below) provided to the Executive in writing within ninety (90) calendar days of the actual knowledge of a member of the Board (other than the Executive or an employee of the Company or the Partnership) of such events, circumstances, or conditions. During the thirty (30) day period after receipt of such Notice of Termination by the Executive, the Executive shall have an opportunity to present his case to the full Board (with the assistance of counsel chosen by the Executive) before any termination for Cause is finalized by a 75% vote of the entire Board (excluding the Executive and any employee of the Company or the Partnership) at a meeting of the Board called and held for such purpose. For the avoidance of doubt, the Executive shall continue to receive the compensation and benefits provided by this Agreement during such thirty (30) day period.

(c)Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:
(ii)     a material diminution of the Executive's title, duties, responsibilities, authorities, powers, or functions;
(iii)a material reduction of the Executive's Annual Base Salary or target or maximum Annual Bonus opportunity, or failure to grant the Annual Equity Grant (in and following the 2015 fiscal year);
(iv)a relocation that would result in the Executive's principal location of employment being moved thirty-five (35) miles or more away from his current principal location and, as a result, the Executive's commute increasing by thirty-five (35) miles or more; or
(v)a material breach of this Agreement by the Company;
provided, however, that the actions in each of (i), (ii), (iii), and (iv) above will not be considered Good Reason unless the Executive describes the basis for the events, circumstances, or conditions alleged by the Executive to constitute grounds for Good Reason in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within ninety (90) calendar days of the Executive's knowledge of such events, circumstances, or conditions alleged to constitute Good Reason, and the Company has failed to cure such events, circumstances, or conditions within ninety (90) calendar days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective). Unless the Executive gives the Company notice within ninety (90) calendar days of the Executive first becoming aware of any event, circumstance, or condition that, after any applicable notice and the lapse of any applicable ninety (90)-calendar-day grace period, would constitute Good Reason, such event will cease to be an event, circumstance, or condition constituting Good Reason.
(d)Change in Control. For purposes of this Agreement, a “Change in Control” means the occurrence of any one of the following events:
(ii)    individuals who, immediately following the consummation of the Transactions, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the consummation of the Transactions, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company's proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii)any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of the Company's securities representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of an acquisition of Company Voting Securities:  (A) by the Company or any of its subsidiaries (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by the Executive or any group or entity of which the Executive is a member or participant, or (E) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);
(iv)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction, or sale of all or substantially all of the Company's assets (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is directly or indirectly represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is directly or indirectly represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than (I) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent or (II) the Executive or any group or entity of which the Executive is a member or participant), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the approval by the Board of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) shall be deemed to be a “Non-Qualifying Transaction”); or
(v)the Company's stockholders approve a plan of complete liquidation or dissolution of the Company.
(e)Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 14(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if such date is other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company's or the Executive's rights hereunder.
(f)Date of Termination. “Date of Termination” shall mean (i) if the Executive's employment is terminated by the Company for Cause, subject to the Executive's right to cure (if applicable), the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) calendar days after the giving of such notice), (ii) if the Executive's employment is terminated by the Company other than for Cause, death or Disability, thirty (30) calendar days from the date of the Executive's receipt of the Notice of Termination, or such other date as is mutually agreed by the Company and the Executive, (iii) if the Executive's employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iv) if the Executive resigns with or without Good Reason, thirty (30) calendar days from the date of the Company's receipt of the Notice of Termination, or such other date as is mutually agreed by the Company and the Executive (subject to the Company's right to cure in the case of a resignation for Good Reason) or (v) if the Company or the Executive provides a Notice of Termination that this Agreement shall not be extended, the last day of the Employment Period. Notwithstanding the foregoing, with respect to compensation or benefits under this Agreement that are deferred compensation under Section 409A of the Code and the payment of which is triggered by the Executive's termination of employment, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and the date on which such separation from service takes place shall be the “Date of Termination.”
4.Obligations of the Company upon Termination.
(a)By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. Subject to Section 5 of this Agreement, if, during the Employment Period, (x) the Company terminates the Executive's employment other than for Cause, death or Disability or (y) the Executive terminates employment with the Company for Good Reason:
(i)the Company shall pay to the Executive the following amounts:
(A)a lump sum cash payment within thirty (30) days following the Date of Termination equal to the aggregate of the following amounts: (1) the Executive's Annual Base Salary and vacation pay accrued through the Date of Termination; (2) any Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election); and (3) the Executive's business expenses that have not been reimbursed by the Company as of the Date of Termination and were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1), (2), and (3), to the extent not previously paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”);
(B)subject to the Executive's delivery (and non-revocation) of an executed release of claims against the Company and the Partnership, and their respective officers, directors, employees and affiliates, in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be delivered to the Company not later than forty-five (45) calendar days after the Date of Termination, and not revoked (as to the waiver of age discrimination claims contained therein) in accordance with the terms thereof, continuation of the Annual Base Salary as of the Date of Termination (disregarding any reduction in Annual Base Salary that constitutes Good Reason), payable in accordance with the Company's regular payroll practices, for two years following the Date of Termination; provided that each such payment shall be increased by an amount equal to (i) two times the greater of (x) the current Target Bonus and (y) the average of the Annual Bonus actually received by the Executive in the prior two (2) fiscal years (including, but not limited to, any portion of the Annual Bonus paid in the form of Equity Awards) (the greater of (x) and (y), the “Relevant Bonus Amount”), divided by (ii) the number of Annual Base Salary payments during such two-year period; further provided that such payments shall commence on the first regular payroll date which is sixty (60) or more days following the Date of Termination, with such first payment including any amount which would have been paid on any regular payroll date following the Date of Termination and prior to such first payment; and
(C)a lump sum cash payment within thirty (30) days following the Date of Termination equal to the product of (a) the Relevant Bonus Amount and (b) a fraction, the numerator of which is the number of days elapsed in the fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”).
(ii)any then-unvested compensatory equity awards held by the Executive shall immediately vest as of the Date of Termination; provided that, for clarity, “equity awards” for this purpose shall not include the “Contingent Consideration” (as defined in the Merger Agreement), the terms of which are fully incorporated in the Merger Agreement.
(iii)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)Change in Control Termination. Subject to Section 5 of this Agreement, if, during the Employment Period, (x) the Company terminates the Executive's employment other than for Cause, death or Disability or (y) the Executive terminates employment with the Company for Good Reason, in each case, within twenty-four (24) months following a Change in Control:
(i)the Company shall pay to the Executive the following amounts:
(A)a lump sum cash payment within thirty (30) days following the Date of Termination equal to the Accrued Obligations;
(B)a lump-sum cash payment (the “Change in Control Severance”) within thirty (30) days following the Date of Termination equal to the three (3) times the sum of (a) the Executive's Annual Base Salary as of the Date of Termination (disregarding any reduction in Annual Base Salary that constitutes Good Reason) and (b) the Relevant Bonus Amount; provided that if such Change in Control is not an event described in Section 409A(a)(2)(A)(v) of the Code and the Treasury regulations promulgated thereunder, one-third of the Change in Control Severance shall be paid as described in this paragraph and two-thirds of the Change in Control Severance shall be paid as described in Section 4(a)(i)(B) of this Agreement; and
(C)a lump sum cash payment within thirty (30) days following the Date of Termination equal to the Pro-Rata Bonus.
(ii)any then-unvested compensatory equity awards shall immediately vest as of the Date of Termination; provided that, for clarity, “equity awards” for this purpose shall not include the Contingent Consideration.
(iii)the Company shall timely pay or provide to the Executive the Other Benefits.
(c)Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than payment of the Accrued Obligations, the Pro-Rata Bonus and the Other Benefits. The Accrued Obligations and the Pro-Rata Bonus shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) calendar days following the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include death benefits as in effect on the date of the Executive's death with respect to senior executives of the Company.
(d)Disability. Subject to Section 5 of this Agreement, if the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations, the Pro-Rata Bonus and the Other Benefits. The Accrued Obligations and the Pro-Rata Bonus shall be paid to the Executive in a lump sum in cash within thirty (30) calendar days following the Date of Termination. The term “Other Benefits” as utilized in this Section 4(d) shall include short-term and long-term disability benefits as in effect on the date of the Executive's Disability with respect to senior executives of the Company.
(e)Cause; By the Executive Other Than for Good Reason. If the Executive's employment is terminated by the Company for Cause or the Executive's employment is terminated by the Executive other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with the Accrued Obligations and the Other Benefits; provided, however, that if the Executive's employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive's unpaid Annual Bonus, if any, for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) calendar days following the Date of Termination.
5.Non-exclusivity of Rights. Except as specifically provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.
6.No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
7.Confidential Information and Intellectual Property Rights.
(a)Confidential Information. During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company and the Partnership, all “Confidential Information” (as defined below), knowledge or data relating to the Company, the Partnership or any of their affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and the Partnership and those designated by either of them. The Parties agree that nothing in this Agreement prohibits the Executive from providing truthful testimony or information concerning the Company or the Partnership to governmental, regulatory or self-regulatory authorities.
(b)Intellectual Property. The Executive acknowledges and agrees that the results and proceeds of all the Executive's services rendered by the Executive on behalf of the Company (collectively, the “Work Product”) are and shall be “works made for hire.” The Executive further acknowledges and agrees that the Company is and shall be deemed the owner and author of the Work Product for all purposes and the exclusive owner of all rights comprised in and the copyright thereof and of all other rights thereto (whether arising under intellectual property laws, industrial property laws or otherwise), and that the Company shall have the sole and exclusive right to exploit the Work Product, in whole or in part, in any and all forms, configurations and media now known or hereinafter devised, throughout the universe, in perpetuity, as the Company determines in its sole discretion without any additional payment of any kind to the Executive. If and to the extent that the Executive may be deemed to have any ownership interest in or to the Work Product, the Executive hereby transfers and assigns to the Company, exclusively, perpetually and throughout the universe all of the Executive's rights, title and interest in and to the Work Product, including, but not limited to, the ownership of the copyright thereof and all the exclusive rights of the copyright owner therein. The Executive hereby irrevocably and unconditionally waives any rights he may have in and to the Work Product, including, but not limited to, any “moral rights of authors.” Without limiting the generality of the foregoing, the Executive shall fully and promptly disclose to the Company all inventions, discoveries, know-how, or improvements, whether or not patentable (“Inventions”), which the Executive may conceive or make, alone or with others, during the Employment Period and thereafter, whether or not during working hours, directly relating to the Executive's services provided to the Company and the Partnership or their businesses (actual or proposed). To the extent, if any, they are not otherwise considered works made for hire, the Executive hereby transfers and assigns to the Company all of the Executive's rights, title and interest in and to the Inventions, together with the right to seek protection by obtaining letters of patent therefor.

(c)Books and Records. All books, records, documents, papers or other materials of the Company and the Partnership, intellectual property, customers, suppliers, products or projects received by the Executive from the Company or the Partnership, in the Executive's possession, under the Executive's control or containing Confidential Information or other proprietary information or trade secrets of the Company or the Partnership, including any copies thereof, shall at all times be and remain the property of the Company and the Partnership, respectively, and shall be returned immediately to the Company or the Partnership upon termination of the Executive's employment at the request of the Company or the Partnership.
(d)Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing) in the respect of the Company, the Partnership and their respective affiliates: names, lists and other information relating to customers, publishers, partners, manufacturers, software firms, and retailers; price lists, pricing policy, strategy and business plans, tactics, sales forecasts, sales reports and other sales materials; computer software in various stages of development, computer software source codes and object codes; copyrights, concepts, data, designs, diagrams, documentation, drawings, discoveries, flowcharts, ideas, inventions, “knowhow,” manuals, marketing and development plans, marketing techniques and materials; and models, prototypes, procedures, processes, research, techniques and other intellectual property (including, but not limited to, patents, trade secrets, trade-marks, copyrights, mask works, inventions, improvements, ideas, discoveries, software and other works of authorship). “Confidential Information” also includes any information which the Company or the Partnership treats as proprietary or designates as confidential information, whether or not owned or developed by the Company or the Partnership, and also includes: (i) any trade secret information owned or developed by the Company or the Partnership; and (ii) any information that the Executive should reasonably have known to be confidential or proprietary information of the Company or the Partnership . “Confidential Information” shall not include information in the public domain at the time of the disclosure to or receipt by the Executive; information which, after disclosure to the Executive, becomes part of the public domain by authorized dissemination by a third party and not by an act or omission of the Executive; information that is subsequently disclosed or made available to the Executive without any obligation of confidence by a third party having a bona fide right to disclose or make available such information; and information that has been made public by way of sales literature, the Company's or the Partnership's newsletters, public speeches by officers of the Company or the Partnership or information disclosed to the media by officers of the Company or the Partnership.
8.Non-Competition/Non-Solicitation.
(a)Non-Competition. During the Executive's employment with the Company and, upon a termination of the Executive's employment with the Company for any reason whatsoever, subject to Section 8(e), during the eighteen (18)-month period following the Date of Termination, or, if eighteen (18) months is determined by a reviewing court to be unenforceable with respect to this Section 8(a), then for twelve (12) months following the Date of Termination, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a stockholder owning beneficially or of record more than one percent (1%) of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, partner, member, consultant, joint venture partner, proprietor, or otherwise, engage in or have a financial interest in any Competing Business in (x) the United States or in any other jurisdiction in which the Company is actively engaged in business or with respect to which, at the time of the Executive's action (or, if the Executive is not an employee of the Company at such time, the date his employment with the Company terminated), the Company had taken material steps toward becoming actively engaged in such business, or (y) if clause (x) of this Section 8(a) is determined by a reviewing court to be unenforceable, then (y) any state within the United Sates in which the Company is actively engaged in business. For purposes of this Section 8(a), the term “Competing Business” shall mean any business which is substantially and materially engaged in (i) the purchasing, managing, financing, leasing or selling of, or raising capital for investment funds or vehicles established to invest in, net lease commercial properties (each, a “Competing Activity”) or (ii) any other activity which is material to the Company that it is engaged in as of the Date of Termination. The Company and the Executive acknowledge and agree that the provisions of this Section 8(a) are intended to protect the legitimate business interests of the Company and not to restrain the ability of Executive to obtain gainful employment. The Company agrees that the provisions of this Section 8(a) shall not preclude the Executive from (i) serving as a director of a publicly traded real estate investment trust or similar entity during the term of his employment subject to the consent of the Board, (ii) making or maintaining a passive investment in a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to a Competing Business; (iii) providing any services, advice or personal assistance to a family office or family member; (iv) fulfilling any obligation pursuant to the Agreement; (v) any actions on the part of the Executive which are in good faith intended to further the business or operations of the Company; or (vi) working for a buyer of all or substantially all of the business of the Company immediately after the transfer thereof.
(b)Non-Solicitation of Employees. During the Executive's employment with the Company and, upon a termination of the Executive's employment with the Company for any reason whatsoever, subject to Section 8(e), during the eighteen (18)-month period following the Date of Termination, or, if eighteen (18) months is determined by a reviewing court to be unenforceable with respect to this Section 8(b), then for twelve (12) months following the Date of Termination, the Executive agrees that he will not and will not assist or encourage any other person to (i) employ, hire, engage or be associated (as a stockholder, partner, member, employee, consultant or in a similar capacity) with any employee of the Company or any of its affiliates over whom the Executive has or, prior to the Date of Termination, had direct or indirect supervisory authority at the Company or any of its affiliates other than non-management employees who are below the vice president level and do not have material contact with Corporate Clients and Fund Investors (each as defined below) (the “Restricted Employees”), (ii) induce any Restricted Employees to leave the employ of the Company or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on his own behalf or on behalf of any other business enterprise. Notwithstanding the foregoing, the Executive shall not be prohibited from, directly or indirectly, taking any of the following actions, or from inducing or assisting any person in taking any of the following actions: (x) issuing any general solicitation that is not directed specifically to any Restricted Employee, so long as the Executive is not personally involved in the interviewing, considering or hiring of any such Restricted Employee who has responded to any such general solicitation, or (y) soliciting, hiring, recruiting or partnering with, or seeking to solicit, hire, recruit or partner with (or directly or indirectly assisting others in soliciting, hiring, recruiting or partnering with) any Restricted Employee whose employment with the Company has been terminated without cause at least six months prior to the act of solicitation, hiring, recruiting or partnering.
(c)Non-Solicitation of Clients, Investors, Etc. The Executive agrees that, during his employment with the Company and, upon a termination of the Executive's employment with the Company for any reason whatsoever, subject to Section 8(e), during the eighteen (18)-month period following the Date of Termination, or, if eighteen (18) months is determined by a reviewing court to be unenforceable with respect to this Section 8(c), then for twelve (12) months following the Date of Termination, he will not solicit for himself or for any third party the business of any person who is: (i) a Corporate Client (as defined below) and was a Corporate Client during the twelve (12) month period ended on Date of Termination (the “Prior Contact Period”); (ii) an investor (a “Fund Investor”) in any fund or investment vehicle managed or maintained by any of the Company, its subsidiaries or its affiliates (a “Fund Vehicle”), with whom the Executive had dealings, contact or involvement during the Prior Contact Period; (iii) a person or entity who serves as a representative of investors in connection with the investments in any Fund Vehicle or who is otherwise engaged in raising capital or other financing for any such Fund Vehicle; or (iv) a person or entity which (x) materially assists or provides other material services or support that substantially facilitates or otherwise contributes to the Company's ability to pursue or effect any Competing Activity, and (y) has direct and substantial dealings, contact or involvement while acting on behalf of the Company or its affiliates or any Fund Vehicle with any Corporate Client or Fund Investor and engaged in any such activities during the Prior Contact Period. For purposes of this Section 8(c), the term “Corporate Client” means: (A) any business entity, regardless of form, which is primarily engaged as a principal in the purchasing, managing, financing, leasing or selling of, or raising capital for investment funds, or vehicles established to invest in, net lease commercial properties by the Company or any of its subsidiaries or affiliates; or (B) any business entity, regardless of form, which engaged as a principal in any transaction representing part of any material activity which is material to the Company that it is engaged in as of the Date of Termination.
(d)Provisions Generally Applicable to Sections 7 and 8. The Executive understands that the provisions of Sections 7 and 8 may limit his ability to earn a livelihood in a business similar to the business conducted by the Company but the Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its members, principals and directors, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in Sections 7 and 8. If any court determines that any of the covenants of Sections 7 and 8, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. In the event any covenant made in this Agreement shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted and, in its reduced form, such provision shall then be enforceable. Nothing in this Agreement shall be construed as preventing the Company from pursuing any and all other remedies available to it for the breach or threatened breach of covenants made in this Agreement, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, the Executive acknowledges that the remedy at law for breach of the provisions of this Agreement may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. Sections 7 and 8 shall survive the early termination of the Employment Period and the termination of this Agreement and remain in effect in accordance with their respective terms.
(e)Effect of Termination in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, twelve (12) months after the Date of Termination this Section 8 shall be deemed waived by the Company and be of no further force or effect.
9.Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
10.Executive Representations. The Executive hereby warrants that he has the full authority to execute and enter into this Agreement and that his execution of this Agreement and commencement and performance of employment with the Company shall not contravene any obligations he may have to any prior employer. The Executive represents and warrants that he has disclosed to the Company all provisions in any agreements with his current and previous employers, if any, that purport to restrict his activities following employment with each such employer and that he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement or serve in the capacities and fully perform the services contemplated herein.
11.Company and Partnership Representations. Each of the Company and the Partnership hereby warrants that it has the full authority to execute and enter into this Agreement. Each of the Company and the Partnership represents and warrants that it is subject to no agreement or restriction that would limit its ability to execute and deliver this Agreement or perform its obligations as contemplated herein.
12.Recoupment.
(a)In the event of a restatement of the Company's consolidated financial statements (occurring after the Effective Date) that reduces previously reported net income or increases previously reported net loss, with respect to any bonus or other compensation the grant of which was calculated using a specific preset formula based on the achievement of one or more specific financial targets, the Executive shall repay to the Company the portion of any bonus and other compensation received by the Executive (net of any federal, state, local or other taxes that the Executive has paid on such bonus or other compensation which may not be recouped in connection with such repayment) that the Executive would not have received as a result of the application of the specific preset formula to such restatement (the “Recoupment Amount”). In the event the Company is entitled to recoupment under this Section 12, the Executive shall promptly reimburse the Recoupment Amount. In the event the Executive fails to make prompt reimbursement of the Recoupment Amount, the Executive acknowledges and agrees that the Company shall have the right to (i) deduct such Recoupment Amount from the compensation or other payments due to the Executive from the Company (other than from compensation or other payments that are deferred compensation under Section 409A of the Code to the extent such deduction would result in penalty taxes to the Executive on account of Section 409A of the Code), or (ii) to take any other appropriate action to recoup such Recoupment Amount. Except as required by law, the provisions of this Section 12(a) shall override any clawback or recoupment policy that the Company may adopt from time to time.
(b)The Executive acknowledges that the Company does not waive its right to seek recoupment of any bonuses and payments as described under this Section 12 for failure to demand repayment or reduce the payments made to the Executive. Any such waiver must be done in a writing that is signed by both the Company and the Executive.
(c)The rights contained in this Section 12 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other agreement or arrangement with the Executive.
(d)Anything in this Agreement to the contrary notwithstanding, in the event of a Change in Control, the Company shall not have the right to clawback or recoup compensation paid or granted prior to the Change in Control.
13. 280G. Anything in this Agreement to the contrary notwithstanding, in the event that there is a transaction in respect of the Company described in Section 280G(b)(2)(A)(i) of the Code (a “280G Transaction”), the Executive may, in his sole discretion, waive the right to receive any payments or distributions (or a portion thereof) by the Company in the nature of compensation to or for the Executive's benefit, whether paid or payable pursuant to this Agreement or otherwise, to the extent that such payments or distributions would subject the Executive to the excise tax under Section 4999 of the Code in respect of such 280G Transaction. In the event of a Change in Control, at the request of the Executive, the Company shall engage a nationally recognized accounting or consulting firm to conduct a Section 280G valuation of any restrictions on the Executive's ability to compete after the Change in Control. The Company shall bear all expenses incurred in connection with such valuation.

14.Miscellaneous.
(a)Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration before a sole arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitral award in any court having jurisdiction. The place of arbitration shall be Maricopa County, Arizona. The arbitral award shall be final and binding. The provisions of this Section 14(a) shall provide the sole jurisdiction and venue for resolving any disputes arising under or in connection with this Agreement; provided, however, that each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, or to enforce the provisions of Sections 7 and 8 of this Agreement; and (iv) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated by this Agreement shall be as confidential and private as permitted by law.
(b)Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(c)Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(d)Merger. From and after the Effective Date, this Agreement shall supersede and replace any other written or oral employment agreement or understanding between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, including but not limited to the Employment Agreement dated March 5, 2013 by and among the Parties, which the Parties acknowledge and agree did not correctly specify the Company's state of incorporation and form of business organization.
(e)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

With a Copy to:	Alison S. Ressler
Sullivan & Cromwell LLP
Century Park East, 21st Floor
Los Angeles, California 90067

If to the Company:	D. Kirk McAllaster, Jr.
Cole Credit Property Trust III, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016

With a Copy to:	Michael J. Segal
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    Withholding of Amounts. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)    Survivability. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive's employment shall survive in accordance with its terms.
(g)    Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive's other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive's estate within thirty (30) calendar days after the date of the Executive's death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive's remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date). Prior to a “change of control” but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. Notwithstanding any other provision of this Agreement, in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a)(i) or 4(b)(i) during the six (6)-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day which is more than six (6) months following the Date of Termination.
(h)    Effect of the Transactions. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become effective only if the Transactions are consummated and the Effective Date occurs. If the Transactions are not consummated and the Effective Date does not occur, this Agreement shall be void ab initio and of no force or effect.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the day and year first above written.
COLE CREDIT PROPERTY TRUST III, INC.
By: /s/ D. Kirk McAllaster, Jr.
Name: D. Kirk McAllaster, Jr.
Title: EVP, Chief Financial Officer & Treasurer

COLE REIT III OPERATING PARTNERSHIP, LP
By: Cole Credit Property Trust III, Inc.,
its General Partner
By: /s/ D. Kirk McAllaster, Jr.
Name: D. Kirk McAllaster, Jr.
Title: EVP, Chief Financial Officer & Treasurer

MARC T. NEMER
/s/ Marc T. Nemer

EXHIBIT A
This General Release of all Claims (this “Agreement”) is entered into on _______ __, 20__, by MARC T. NEMER (the “Executive”).
In consideration of the promises set forth in the Employment Agreement among the Executive, Cole Credit Property Trust III, Inc. (the “Company”) and Cole REIT III Operating Partnership, LP (the “Partnership”), dated March 26, 2013 (the “Employment Agreement”), the Executive agrees as follows:

1.	General Release and Waiver of Claims by Executive.
(a)    Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive, on behalf of himself and, to the extent allowable by law, his heirs, executors, administrators, representatives, agents, successors and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company, the Partnership and each of their respective subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof that relates to the Executive's employment relationship with and service as an employee, officer or director of the Company and the Partnership, and the termination of such relationship or service; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company, the Partnership or the Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company, the Partnership or the Executive (including, without limitation, obligations to the Executive under the Employment Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company or the Partnership, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company's bylaws, the Partnership's partnership agreement, other governance documents or any rights with respect to directors' and officers' insurance policies; and the Executive's right to reimbursement of business expenses.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
(c)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.
Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company and the Partnership to the Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Section 1(b) of this Agreement within the seven (7)-calendar‑day period provided under Section 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Releasees and limiting also his ability to pursue certain claims against the Releasees.
4.Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
5.Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Partnership or the other Releasees.
6.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.
7.Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 14(e) of the Employment Agreement.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

2

IN WITNESS WHEREOF, the Executive has executed this Agreement and each of the Company and the Partnership has caused this Agreement to be executed by its duly authorized officer on the date first set forth below.
COLE CREDIT PROPERTY TRUST III, INC.
_________________________________
Name: ___________________________
Title: ____________________________

Date of Execution: __________________

COLE REIT III OPERATING
PARTNERSHIP, LP
By: Cole Credit Property Trust III, Inc.,
its General Partner

_________________________________
Name: ___________________________
Title: ____________________________

Date of Execution: __________________

THE EXECUTIVE
_________________________________

Date of Execution: __________________

3